Exhibit 4.1

Execution Copy

WELLS FARGO & COMPANY

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of May 19, 2008

to

INDENTURE

Dated as of August 1, 2005

Junior Subordinated Debt Securities

SUPPLEMENTAL INDENTURE

ARTICLE VIII Miscellaneous		28

Section 8.1	Trust Indenture Act	28
Section 8.2	Separability	28
Section 8.3	Benefit of Supplemental Indenture	28
Section 8.4	No Representations by Trustee	28
Section 8.5	Effectiveness	28
Section 8.6	Successors and Assigns	28
Section 8.7	Further Assurances	29
Section 8.8	Effect of Recitals	29
Section 8.9	Ratification of Indenture	29
Section 8.10	Governing Law	29
Section 8.11	Waiver of Jury Trial	29

-ii-

SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of May 19, 2008 (this “Supplemental Indenture”), between WELLS FARGO & COMPANY, a Delaware corporation (the “Company”), having its principal office at 420 Montgomery Street, San Francisco, California 94163, and THE BANK OF NEW YORK TRUST COMPANY, N.A. (as successor in interest to J.P. Morgan Trust Company, N.A.), not in its individual capacity but solely as trustee under the Indenture referred to herein and under this Fourth Supplemental Indenture (hereinafter called the “Trustee”), having its Corporate Trust Office at 2 North LaSalle, Suite 1020, Chicago, IL 60602.

RECITALS OF THE COMPANY

The Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of August 1, 2005 (as amended and supplemented as described below, the “Indenture”) providing for the issuance from time to time of Debt Securities.

Section 901 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to establish the form or terms of Debt Securities of any series as permitted by Sections 201 and 301 of the Indenture;

Pursuant to Sections 201 and 301 of the Indenture, the Company desires to provide for the establishment of a new series of Debt Securities under the Indenture, the form and substance of such Debt Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture; and

Wells Fargo Capital XIII, a Delaware statutory trust (the “Issuer Trust”), has offered to the public its trust preferred securities known as 7.70% Fixed-to-Floating Rate Normal Preferred Purchase Securities (the “Normal PPS”), which are beneficial interests in the Issuer Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Issuer Trust to the Company of its Common Securities (the “Trust Common Securities” and together with the Normal PPS, the Stripped PPS and the Capital PPS, each as defined in the Trust Agreement referred to herein, the “Trust Securities”), in the Notes (as defined herein).

The Notes will be subject to Remarketing, in connection with which certain terms of the Notes may be changed, all in accordance with the procedures to be set forth in a Remarketing Agreement, to be entered into prior to the first Remarketing (as amended or supplemented from time to time, the “Remarketing Agreement”), among the Company, The Bank of New York Trust Company, N.A., as property trustee of the Issuer Trust, and the remarketing agent named in the Remarketing Agreement (including any successor or replacement, the “Remarketing Agent”).

The conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied and all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Debt Securities of the series established by this Supplemental Indenture by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of such Debt Securities, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

SUPPLEMENTAL INDENTURE

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture or the Trust Agreement have the same meaning when used in this Supplemental Indenture unless otherwise specified herein; provided, however, in the event different meanings are assigned in the Indenture and the Trust Agreement, the meanings assigned in the Indenture shall control.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section, recital, preamble or other subdivision refers to an Article, Section, recital, preamble or other subdivision of this Supplemental Indenture.

“additional amounts” has the meaning specified in Section 2.9(b).

“Additional Subordinated Notes” means additional subordinated notes that may be issued to the Property Trustee in accordance with Section 2.5(c).

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of:

(a) the occurrence of any amendment to, or change, including any announced prospective change, in the laws or regulations of the United States or any political subdivision thereof or therein or any rules, guidelines or policies of the Federal Reserve Board, or

(b) any official or administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations,

that in either case is effective or is announced on or after the date of the Prospectus Supplement, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the liquidation amount of the Normal PPS at any time prior to the Stock Purchase Date as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve Board (or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities and does not elect to shorten the maturity of the Notes, that the Company will not be entitled to treat an amount equal to the liquidation amount of such trust preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve Board and this change becomes effective or would become effective on or after the Remarketing Settlement Date).

“Company” has the meaning specified in the preamble.

“Creditor” has the meaning specified in Section 4.1(b).

SUPPLEMENTAL INDENTURE

“Early Remarketing” means a Remarketing conducted in accordance with the provisions of Section 3.4.

“Early Settlement Event” means the occurrence of: (i) the Company’s “total risk-based capital ratio” is less than 10%, (ii) the Company’s “Tier 1 risk-based capital ratio” is less than 6%, (iii) the Company’s “leverage capital ratio” is less than 4%; (iv) the Federal Reserve, in its discretion, anticipates that the Company may fail one or more of the capital tests referred to above in the near term and delivers a notice to the Company so stating; or (v) the Issuer Trust is dissolved pursuant to Section 9.2(d) of the Trust Agreement, where the related Early Settlement Event in the case of the tests described in each of (i), (ii) and (iii) above will be deemed to occur on the date the Company files a Form FR Y-9C showing in Schedule HC-R (or successor form) that the related capital measure has not been met and each such ratio will be determined as required pursuant to Appendix A to Regulation Y of the Federal Reserve Board, 12 C.F.R. Part 225 or any successor provisions.

“Extension Period” shall have the meaning specified in the form of Note set forth in Section 5.1.

“Failed Remarketing” means a Final Remarketing that is not Successful.

“Final Remarketing” means (i) the fifth scheduled Remarketing or (ii) in the case of an Early Remarketing in connection with clause (v) of the definition of Early Settlement Event, the first Remarketing.

“First Optional Redemption Date” means the later of (i) March 26, 2017 and (ii) if the Remarketing occurs during an Extension Period, the seventh anniversary of the first day of such Extension Period.

“Fixed Rate Reset Cap”, as of any Remarketing Settlement Date, means the prevailing market yield, as determined by the Remarketing Agent, of the benchmark U.S. treasury security having a remaining maturity that most closely corresponds to the period from such date until the earliest date on which the Notes may be redeemed at the option of the Company in the event of a Successful Remarketing, plus 500 basis points, or 5.00% per annum.

“Floating Rate Reset Cap” means 425 basis points, or 4.25% per annum.

“Global Notes” has the meaning specified in Section 2.4(b).

“Guarantee Agreement” means the Guarantee Agreement between the Company, as Guarantor and The Bank of New York Trust Company, N.A., as Guarantee Trustee named thereunder, dated as of the date hereof.

“Indenture” has the meaning specified in the recitals.

“Interest Payment Date” shall have the meaning specified in Section 5.1.

“Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or May 19, 2008 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date or, if earlier, then the Stated Maturity Date of the Notes.

SUPPLEMENTAL INDENTURE

“Investment Company Event” means the Company’s receipt of an Opinion of Counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an investment company that is required to be registered under the 1940 Act at any time prior to the Stock Purchase Date, and this change becomes effective or would become effective on or after the date of the Prospectus Supplement (or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities, that the New Trust is or will be considered an investment company that is required to be registered under the 1940 Act and this change becomes effective or would become effective on or after the Remarketing Settlement Date).

“Issuer Trust” has the meaning specified in the recitals.

“Make-Whole Amount” means the sum of the present values of the principal amount of the Notes and each interest payment thereon that would have been payable to and including the Relevant Date (not including any portion of such payments of interest accrued as of the Redemption Date), discounted from the Relevant Date or the applicable interest payment date to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 0.75%.

“Normal PPS” has the meaning specified in the recitals.

“Notes” has the meaning specified in Section 2.1.

“Parity Securities” has the meaning specified in Section 5.1.

“Paying Agent”, when used with respect to the Notes, means Wilmington Trust Company or any other Person authorized by the Company to pay the principal of (and premium, if any) or interest on the Notes on behalf of the Company.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business shall principally be administered in a Place of Payment, which office at the date hereof in the case of Wilmington Trust Company, in its capacity as Paying Agent with respect to the Notes under the Indenture and this Supplemental Indenture, is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

“Prospectus Supplement” means the Prospectus Supplement, dated May 12, 2008, with respect to the PPS.

“Qualified Floating Rate” has the meaning specified in U.S. Treasury Regulations section 1.1275-5(b).

“Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that currently publishes a rating for the Company.

SUPPLEMENTAL INDENTURE

“Rating Agency Event” means any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the PPS, which amendment, clarification or change results in:

(a) the shortening of the length of time prior to the Stock Purchase Date that the PPS are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the date of the Prospectus Supplement; or

(b) the lowering of the equity credit (including up to a lesser amount) assigned to the PPS prior to the Stock Purchase Date by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the date of the Prospectus Supplement.

“Released Note” has the meaning specified in Section 2.4(d).

“Relevant Date” means March 26, 2013 in the case of any redemption prior to such date, March 26, 2014 in the case of any redemption on or after March 26, 2013 and prior to March 26, 2014 if the Stock Purchase Date shall not have occurred on or prior to March 26, 2013, and otherwise March 26, 2017.

“Remarketed Notes” has the meaning specified in Section 2.4(c).

“Remarketing” means a remarketing of Notes pursuant to ARTICLE III and the Remarketing Agreement.

“Remarketing Agent” has the meaning specified in the recitals.

“Remarketing Agreement” has the meaning specified in the recitals.

“Remarketing Disruption Event” means there shall have occurred an event that, if not disclosed in the offering document for the Remarketing, could cause such offering document to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and either (i) in the Company’s judgment, such event is not required by law to be disclosed at such time and its disclosure might have a material adverse effect on the Company’s business, or (ii) the disclosure of such event relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction.

“Remarketing Period” means the 30-day periods beginning on January 21, 2013, April 21, 2013, July 21, 2013, October 21, 2013 and January 21, 2014 until the settlement of a Successful Remarketing or, if an Early Settlement Event shall have occurred, each of the periods determined in accordance with Section 3.4.

“Remarketing Settlement Date” means the third Business Day after the date of a Successful Remarketing.

“Remarketing Value” means with respect to each Note, the present value on the Remarketing Settlement Date of an amount equal to the principal amount of such Note, plus the interest payable on such Note on the next Interest Payment Date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Notes remains at the rate in effect immediately prior to the Remarketing and all accrued and unpaid interest on the Notes is paid in cash on such date, determined using a discount rate equal to the interest rate on the Deposit (as defined in the Stock Purchase Contract Agreement).

“Reset Rate” means, if the Notes are remarketed as fixed rate notes, the rate of interest on the Notes, if any, set in a Remarketing, as specified in Section 3.3(a).

SUPPLEMENTAL INDENTURE

“Reset Spread” means, if the Notes are remarketed as floating rate notes, the spread, if any, set in a Remarketing, as specified in Section 3.3(a).

“Responsible Officer” means, when used with respect to Wilmington Trust Company in its capacity as Paying Agent with respect to the Notes, any officer within the Corporate Trust Administration (or any successor department, unit or division of Wilmington Trust Company) assigned to the Paying Agent Office of Wilmington Trust Company, in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture and this Supplemental Indenture.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of Wilmington Trust Company, in its capacity as Securities Registrar under the Indenture, is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

“Senior Debt” has the meaning set forth in the Indenture, as modified by Section 7.1.

“STAMP” has the meaning specified in Section 5.1.

“Stated Maturity Date” means March 26, 2044 or following a Remarketing such earlier date as may be specified by the Company in accordance with ARTICLE III.

“Subjected Note” has the meaning specified in Section 2.4(e).

“Successful” has the meaning specified in Section 3.5(a).

“Supplemental Indenture” has the meaning specified in the preamble hereto.

“Tax Event” means the Company has received an Opinion of Counsel to the effect that, as a result of any:

(a) amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or issued or becomes effective after the date of the Prospectus Supplement;

(b) proposed change in those laws or regulations that is announced after the date of the Prospectus Supplement;

(c) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date of the Prospectus Supplement; or

(d) threatened challenge asserted in connection with an audit of the Company, the Issuer Trust or the Company’s subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes or the PPS;

SUPPLEMENTAL INDENTURE

there is more than an insubstantial increase in risk that:

(i) the Issuer Trust (or if the Company elects to remarket the Notes in the form of New Trust Preferred Securities, the New Trust) is, or will be, subject to United States federal income tax with respect to income received or accrued on the Notes;

(ii) interest payable by the Company on the Notes is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

(iii) the Issuer Trust (or if the Company elects to remarket the Notes in the form of New Trust Preferred Securities, the New Trust) is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges at any time it is the holder of the Notes.

“Treasury Dealer” means J.P. Morgan Securities Inc. (or its successor) or, if J.P. Morgan Securities Inc. (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the table entitled “Treasury Bonds, Notes and Bills,” published by The Wall Street Journal (or any successor table), except that: (i) if that table (or any successor table) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day immediately preceding the Redemption Date).

“Treasury Security” means the United States treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Notes being redeemed in a tender offer based on a spread to United States treasury yields.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of the date hereof, among the Company, as Depositor, the Property Trustee, the Delaware Trustee, the Administrative Trustees (each as named therein) and the several Holders of the Trust Securities.

“Trust Common Securities” has the meaning specified in the recitals.

“Trust Securities” has the meaning specified in the recitals.

“Unsuccessful” has the meaning specified in Section 3.5(b).

SUPPLEMENTAL INDENTURE

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation, Principal Amount and Authorized Denomination.

Pursuant to Sections 201 and 301 of the Indenture, there is hereby authorized a series of Debt Securities designated the “Remarketable 7.50% Junior Subordinated Notes due 2044” (the “Notes”), limited in aggregate principal amount to $2,500,100,000 (except for Notes authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture), which amount to be issued shall be as set forth in any Company Order for the authentication and delivery of Notes pursuant to the Indenture and may be increased in an unlimited amount at any time and from time to time within 13 days of the Time of Delivery pursuant to a Company Order. The denominations in which Notes shall be issuable is $1,000 principal amount and integral multiples thereof. Articles Twelve, Thirteen, Fourteen, Fifteen, Seventeen and Nineteen of the Indenture shall not apply to the Notes.

Section 2.2 Maturity.

The Stated Maturity of the principal of the Notes will be March 26, 2044, subject to change as provided in ARTICLE III.

Section 2.3 Form and Payment.

Except as provided in Section 2.4, the Notes shall be issued in fully registered definitive form without interest coupons. Principal of and interest on the Notes issued in definitive form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Notes and the Indenture, as supplemented by this Supplemental Indenture, may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes; provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder and entered in the Securities Register by the Securities Registrar. Notwithstanding the foregoing, so long as the Holder of any Note is the Collateral Agent or the Custodial Agent, the payment of the principal of and interest (including expenses and taxes of the Issuer Trust set forth in Section 4.1, if any) on such Notes held by the Collateral Agent or the Custodial Agent will be made at the Paying Agent Office or such place and to such account as may be designated in writing by the Collateral Agent or the Custodial Agent, as the case may be. The Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.4 Notes Held by Collateral Agent and Custodial Agent; Global Notes; Adjustment of Global Notes.

(a) The Notes shall be issued initially in fully registered form in the name of the Collateral Agent and the Custodial Agent, in their respective capacities as such. For so long as such Notes are held by the Collateral Agent or the Custodial Agent, each such Note shall represent the principal amount so indicated in the Securities Register, provided that the aggregate principal amount of all such Notes shall at all times equal the principal amount issued in accordance with Section 2.1.

(b) At any time on or after the first to occur of the Remarketing Settlement Date (unless the Notes are remarketed in the form of New Trust Preferred Securities), an Early Termination Event or the

SUPPLEMENTAL INDENTURE

redemption of the Capital PPS by the Issuer Trust in exchange for Notes, the Notes in definitive form may be presented to the Securities Registrar for exchange for one or more global Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes so presented (a “Global Note”), to be registered in the name of The Depositary Trust Company, which is hereby designated as the Depositary for the Notes if issued in the form of a Global Note pursuant to this Section 2.4(b), or its nominee, and delivered to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company upon any such presentation shall execute one or more Global Notes in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture. The Trustee, upon receipt of such Global Notes, together with an Officers’ Certificate and a Company Order to the Trustee requesting authentication, will authenticate such Global Notes and deliver them to the Securities Registrar, as custodian for the Depositary. Payments on the Notes issued as Global Notes will be made to the Depositary.

(c) In the event that (i) any Pledged Notes (as defined in the Collateral Agreement) for which no election has been validly made pursuant to Section 8.02(a) of the Collateral Agreement are to be released from the Pledge and transferred to the Remarketing Agent (or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities pursuant to Section 3.2, the property trustee of the New Trust) pursuant to Section 8.02(b) of the Collateral Agreement or (ii) any Pledged Notes for which an election has been validly made pursuant to Section 8.03(a) of the Collateral Agreement are to be delivered to the Remarketing Agent (or, if the Company elects to remarket the Notes in the form of New Trust Preferred Securities pursuant to Section 3.2, the property trustee of the New Trust) pursuant to Section 8.03(b) of the Collateral Agreement (collectively, the “Remarketed Notes”), such transfers shall be evidenced by an endorsement by the Securities Registrar on the Notes held by the Collateral Agent and the Custodial Agent, respectively, reflecting a reduction in the principal amount of such Notes equal in amount to the principal amount of the Remarketed Notes. The Securities Registrar shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Notes evidencing such reduced or increased principal amount to the Property Trustee at the facsimile number or address of the Property Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Trustee, if the Remarketed Notes are to be issued in the form of a Global Note, shall instruct the Securities Registrar to increase the principal amount of such Global Note in an amount equal to the aggregate principal amount of the Remarketed Notes by an endorsement made by the Securities Registrar on such Global Note to reflect such increase. If the Notes are remarketed in the form of New Trust Preferred Securities, the Company shall execute and deliver to the Trustee for authentication a Note in the principal amount equal to the principal amount of the Remarketed Notes plus the liquidation amount of the common securities of the New Trust. The Trustee, upon receipt of such Notes, together with an Officers’ Certificate and a Company Order to the Trustee requesting authentication, will authenticate such Notes and deliver them to the property trustee of the New Trust and the Trustee shall promptly cancel the Remarketed Notes in accordance with Section 309 of the Indenture.

(d) In the event that any Pledged Note is to be released from the Pledge and transferred to the Custodial Account pursuant to Section 6.02(a) of the Collateral Agreement (a “Released Note”), as a result of the exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS as provided in Section 6.02(a) of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Securities Registrar on the Note held by the Collateral Agent reflecting a reduction in the principal amount of such Note equal in amount to the principal amount of the Released Note. The Securities Registrar shall confirm any such reduced principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such reduced principal amount to the Property Trustee at the facsimile number or address of the Property Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Trustee shall

SUPPLEMENTAL INDENTURE

instruct the Custodial Agent or Securities Registrar to increase the principal amount of the Note held by the Custodial Agent in an amount equal to the reduced principal amount by an endorsement made by the Custodial Agent or Securities Registrar on such Note to reflect such increase.

(e) In the event that a Note is transferred to the Collateral Account pursuant to Section 6.03(a)(i) of the Collateral Agreement (a “Subjected Note”) in connection with the exchange of Stripped PPS and Capital PPS for Normal PPS and Qualifying Treasury Securities as provided in Section 6.03 of the Collateral Agreement, such transfer shall be evidenced by an endorsement by the Securities Registrar on the Note held by the Collateral Agent reflecting an increase in the principal amount of such Note equal in amount to the principal amount of such Subjected Note. The Collateral Agent shall confirm any such increased principal amount by faxing or otherwise delivering a photocopy of such endorsement made on the Note evidencing such increased principal amount to the Property Trustee at the facsimile number or address of the Property Trustee provided for notices to the Property Trustee in the Collateral Agreement (or at such other facsimile number or address as the Property Trustee shall provide to the Securities Registrar). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent or the Securities Registrar to decrease the principal amount of the Note held by the Custodial Agent in an amount equal to the increased principal amount by an endorsement made by the Collateral Agent or Securities Registrar on such Note to reflect such decrease.

Section 2.5 Interest.

(a) Each Note will bear interest as provided in the form of Notes set forth in Section 5.1.

(b) Section 313 of the Indenture shall not apply to the Notes. The Company shall have the right to (and shall, if so directed by the Federal Reserve Board) defer the payment of interest on the Notes, as provided in the form of Notes set forth in Section 5.1, for one or more Extension Periods extending to not later than seven years after the commencement of such Extension Period. The Trustee shall give notice of the Company’s election to begin or extend any Extension Period in the form of a notice thereof as shall have been prepared by the Company and furnished to the Trustee to the Holders of the Outstanding Notes, to the Administrative Trustees and the holders of the Capital PPS and, if such election is made prior to the Stock Purchase Date (as defined in the Stock Purchase Contract Agreement) or, if earlier, the Remarketing Settlement Date, to the holders of the Normal PPS. The Company’s rights to declare or pay dividends or make distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any shares of its capital stock, to make payments on Parity Securities and on any of its debt securities that rank junior to the Notes or guarantees that rank junior to the Guarantee Agreement during any Extension Period are as provided in the form of Notes set forth in Section 5.1. Such restrictions shall also apply if (i) there has occurred and is continuing an Event of Default, (ii) the Notes are beneficially owned by the Issuer Trust (or the New Trust if the Company elects to remarket the Notes in the form of New Trust Preferred Securities) and the Company shall be in default relating to its payment of any obligations under the Guarantee Agreement (or the guarantee of such New Trust Preferred Securities), (iii) the Company shall have given notice of its election to defer payments of interest on the Notes and shall not have rescinded such notice, or (iv) the Company shall have paid deferred interest to the Issuer Trust in the form of Additional Subordinated Notes and not yet repaid all amount outstanding on such Notes.

(c) If on the Stock Purchase Date the Company has not paid in cash all interest accrued on the Notes and there is a Failed Remarketing, the Company will pay the Issuer Trust such deferred interest on the Notes that are Pledged Notes on the Stock Purchase Date in Additional Subordinated Notes that (i) have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, (ii) mature on the later of March 26, 2017 and seven years after commencement of the related Extension Period, (iii) bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes (subject to deferral on the same basis as the Notes), (iv) are subordinate and rank junior in right of payment

SUPPLEMENTAL INDENTURE

and upon liquidation to the Company’s obligations to the holders of Senior Debt on the same basis as the Notes and (v) are redeemable by the Company at any time or from time to time prior to their stated maturity at a redemption price equal to the principal amount thereof plus any accrued and unpaid interest to the date of redemption; provided that the Company shall register such Additional Subordinated Notes under the Securities Act prior to the delivery thereof to the Property Trustee unless they may be so delivered pursuant to an exemption or exception from registration thereunder.

(d) The Company shall give the Trustee, the Property Trustee, the Administrative Trustees and the Paying Agent for the PPS notice of its election to begin or extend any Extension Period at least five Business Days prior to the earlier of (i) the date on which distributions on the Normal PPS and Capital PPS would have been payable but for the election to begin or extend such Extension Period and (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to the holders of the Normal PPS and Capital PPS of the Regular or Special Record Date or the date such distributions are payable, but in any event not less than five Business Days prior to such Regular or Special Record Date. The Trustee or its designee shall give notice of the Company’s election to begin or extend any Extension Period to the Holders of the Notes, to the Administrative Trustees and to the holders of the Capital PPS, and if such election is made prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, to the holders of the Normal PPS.

Section 2.6 Redemption of the Notes.

(a) The Notes shall not be subject to the right of redemption specified in Section 1108 of the Indenture.

(b) The Company may from time to time redeem the Notes, in whole or in part, at any date on or after March 26, 2017, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, including deferred interest (if any), to the date of redemption, in accordance with Article Eleven of the Indenture; provided that the Company may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding Notes for all Interest Periods terminating on or before the Redemption Date. In connection with a Remarketing, the Company may change the date after which it may redeem Notes to a later date or change the redemption price in accordance with ARTICLE III.

(c) Prior to the Stock Purchase Date, the Company may redeem all, but not less than all, of the Notes upon the occurrence of a Capital Treatment Event, Investment Company Event, Rating Agency Event or Tax Event. After the Stock Purchase Date and prior to March 26, 2017, the Company may also redeem all, but not less than all, of the Notes upon the occurrence of a Capital Treatment Event, Investment Company Event or Tax Event. The redemption price for the Notes redeemed pursuant to this Section 2.6(c) will be 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a Capital Treatment Event or Investment Company Event, and the greater of 100% of the principal amount Notes to be redeemed and the applicable Make-Whole Amount, plus in each case accrued and unpaid interest through the date of redemption, in the case of any redemption in connection with a Rating Agency Event or Tax Event.

(d) The Notes are not entitled to any sinking fund payments.

Section 2.7 Events of Default.

(a) Clauses (1) and (4) of Section 501 of the Indenture shall not apply to the Notes. The following events are hereby designated as an Event of Default with respect to the Notes pursuant to clause (5) of Section 501 of the Indenture:

(i) a default in the payment of any interest on the Notes, including compound interest, in full on any Note for a period of 30 days after the conclusion of seven years following the commencement of a deferral period; and

SUPPLEMENTAL INDENTURE

(ii) the voluntary or involuntary dissolution, winding-up or other termination of the Issuer Trust at any time it is holding the Notes, unless (i) the PPS are redeemed and the Notes are distributed to holders of Capital PPS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal PPS, (ii) the Notes and the Normal PPS and Capital PPS are redeemed or (iii) such event is in connection with a permitted consolidation, merger, conveyance, transfer or lease of the assets of the Issuer Trust.

(b) For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Notes or the holders of the PPS under the Indenture, no breach by the Company of any other covenant or obligation under the Indenture or the terms of the Notes shall be an Event of Default with respect to the Notes.

(c) So long as any Notes are held by or on behalf of the Issuer Trust, the Trustee shall provide to the holders of the Normal PPS, Trust Common Securities and Capital PPS such notices as it shall from time to time provide under Section 602 of the Indenture. In addition, the Trustee shall provide to the holders of the Normal PPS, Trust Common Securities and Capital PPS notice of any Event of Default or event that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Notes within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or other event.

Section 2.8 Securities Registrar; Paying Agent; Delegation of Trustee Duties.

(a) The Company appoints Wilmington Trust Company, as Securities Registrar and Paying Agent with respect to the Notes for so long as it shall act as Collateral Agent and Custodial Agent and is the Holder of the Notes in any of such capacities.

(b) Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture and this Supplemental Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

(c) For purposes of the Notes, Section 1808 of the Indenture is amended by adding the following clause at the end thereof, anything contained herein or in the Indenture to the contrary notwithstanding:

“provided, further, that no Paying Agent (other than the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent) shall be liable to any holder of Senior Debt if it shall pay over or distribute to or on behalf of Holders of Debt Securities or the Company or any other Person cash, property or securities to which any holder of Senior Debt shall be entitled by virtue of this Article or otherwise shall be deemed to owe any fiduciary duty to the holders of Senior Debt. No Paying Agent shall be deemed to have received any notice required pursuant to or referred to in this Article (whether or not actually received) until the second Business Day after any such notice shall have been delivered to a Responsible Officer of such Paying Agent at the Paying Agent Office of such Paying Agent, as such Responsible Officer and Paying Agent Office shall be specified with respect to the series of Debt Securities in respect of which such Paying Agent has been appointed in accordance with Section 301; and furthermore, Section 1807 is not applicable to any Paying Agent.”

SUPPLEMENTAL INDENTURE

Section 2.9 Additional Amount; Additional Sums.

(a) No additional amounts or additional sums will be paid to the Holders of the Notes pursuant to Section 1006 or Section 1007 of the Indenture.

(b) If the Notes are owned by the Issuer Trust and if the Issuer Trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then the Company will be required to pay additional amounts (“additional amounts”) on the Notes. The additional amounts will be sufficient so that the net amounts received and retained by the Issuer Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the Issuer Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

Section 2.10 Amendment; Supplemental Indenture

(a) Clause (3) of Section 901 of the Indenture shall not apply to the Notes. Solely for the benefit of the holders of the Notes, Section 901 of the Indenture is hereby amended to add the following subsection (10):

(10) to add to or change the terms of the Indenture and the Notes to conform the terms of the Indenture or the Notes to the description of the Notes in the Prospectus Supplement.

(b) Clause (1) of Section 902 of the Indenture shall not apply to the Notes. Solely for the benefit of the holders of the Notes, Section 902 of the Indenture is hereby amended to add the following subsections:

(7) change the Stated Maturity of any payment of principal or interest, including any Additional Interest, except as expressly permitted in connection with a Remarketing;

(8) reduce or change the manner of calculating payments due on the Notes, except as expressly permitted in connection with a Remarketing;

(9) change the Place of Payment or currency in which any payment on the Notes is payable;

(10) limit a Holder’s right to sue the Company for the enforcement of any payment due on the Notes on or after the Stated Maturity thereof; and

(11) modify any provision that would result in a “significant modification” for purposes of Treasury Regulations Section 1.1001-3 under the Internal Revenue Code of 1986; and

(12) modify this clause (12) or any of clauses (7) through (11) above.

Section 2.11 Withholding

The Company shall withhold and backup withhold any tax from any original issue discount or payment of cash or property hereunder as required by law, and such withholding shall be treated as if paid to the recipient in full compliance hereunder.

SUPPLEMENTAL INDENTURE

ARTICLE III

REMARKETING AND RATE RESET PROCEDURES

Section 3.1 Obligation to Conduct Remarketing and Related Requirements.

(a) The Company and the Property Trustee (on behalf of the Issuer Trust) shall appoint the Remarketing Agent and enter into a Remarketing Agreement prior to the first Remarketing to effect the Remarketing of the Notes upon the terms, conditions and other provisions provided therein and in the Trust Agreement and the Collateral Agreement.

(b) The Remarketing Agreement shall provide that the Company and the Remarketing Agent agree to use commercially reasonable efforts to effect the Remarketing of the Notes (including, at the Company’s election, the Remarketing of the Notes in the form of New Trust Preferred Securities) as described in this ARTICLE III, and in connection therewith, the Remarketing Agent will use its commercially reasonable efforts to obtain a price for all the Remarketed Notes that results in proceeds, net of any Remarketing Agent’s Fee, of at least 100% of their aggregate Remarketing Value. Any remarketing fee payable to the Remarketing Agent shall be paid from the cash proceeds of a Successful Remarketing. If in the judgment of counsel to the Company or the Remarketing Agent it is necessary for a registration statement covering the Notes to have been filed and have become effective under the Securities Act in order to effect the Remarketing, then the Company shall (i) use commercially reasonable efforts to ensure that a registration statement covering the full principal amount of Notes to be remarketed shall have become effective in a form that will enable the Remarketing Agent to rely on it in connection with the Remarketing or (ii) effect such Remarketing pursuant to Rule 144A (if available) under the Securities Act or another available exemption from the registration requirements under the Securities Act.

(c) On any day other than the last day of a Remarketing Period, the Company shall have the right, in its absolute discretion and without prior notice to the Holders, to postpone the Remarketing until the next Business Day.

(d) If a Remarketing Disruption Event has occurred and is continuing as of the last day of a Remarketing Period beginning on January 21, 2013, April 21, 2013, July 21, 2013 or October 21, 2013 and no Early Settlement Event has occurred, the Company may elect not to attempt a Remarketing on that day. The consequence of that election will be that the Remarketing for the related Remarketing Period will not be Successful and the Company will be obligated to use its commercially reasonable efforts to effect the Remarketing Period beginning on the next succeeding April 21, 2013, July 21, 2013, October 21, 2013 or January 21, 2014, as applicable.

Section 3.2 Company Decisions in Connection with Remarketing.

In connection with Remarketings, the Company shall have the right hereunder, subject to Section 3.3(a), without the consent of any Holder of the Notes, to change certain terms of the Notes as provided below in this Section 3.2. By not later than the 21st day prior to the first day of each Remarketing Period, the Company will specify the following information or decisions in a notice to the Remarketing Agent, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee (clauses (a) through (j) applying only if the Remarketing is Successful and clause (k) applying only in the case of a Failed Remarketing):

(a) the beginning and ending dates of the Remarketing Period and the applicable Stock Purchase Date in the event the Remarketing is Successful;

SUPPLEMENTAL INDENTURE

(b) the applicable Distribution Dates and record dates for cash distributions on the Normal PPS and Capital PPS;

(c) whether the Stated Maturity Date will remain at March 26, 2044 or will be changed to an earlier date (specifying such date if applicable); provided that the Stated Maturity Date may not be changed to a date earlier than the First Optional Redemption Date;

(d) whether to change the date after which the Notes will be redeemable at the Company’s option and the Redemption Price or Prices; provided that no Redemption Date for the Notes may be earlier than the First Optional Redemption Date; provided, further, that no Redemption Price may be less than the principal plus accrued and unpaid interest (including Additional Interest) on the Notes;

(e) whether, in connection with a Remarketing after the fourth Remarketing attempt (or after the first Remarketing attempt in connection with an Early Remarketing), the Company is exercising its right under Section 7.2 to cause the subordination provisions in the Indenture to cease to apply to the Notes, if the Remarketing is Successful, from and after the Remarketing Settlement Date and if so, whether it also elects that the Notes shall no longer be subject to the interest deferral provisions of Section 2.5(b);

(f) whether the Notes will be remarketed in the form of New Trust Preferred Securities;

(g) whether the Company intends to list the Notes (or the New Trust Preferred Securities) if the Remarketing is Successful;

(h) whether the Notes will be remarketed as fixed rate notes or floating rate notes;

(i) if the Notes will be remarketed as floating rate notes, the applicable base rate (which must be a Qualified Floating Rate) and the interest payment dates and manner of calculation of interest on the Notes, which the Company may change to correspond with the market conventions applicable to notes bearing interest at rates based on the applicable base rate; provided the rate is a Qualified Floating Rate;

(j) the procedures holders of Normal PPS must follow to elect to exchange their Normal PPS for Stripped PPS if the Remarketing is Successful and the date by which such election must be made; and

(k) whether following a Failed Remarketing:

(i) the Stated Maturity Date will remain at March 26, 2044 or will be changed to an earlier date, which date shall not be earlier than the First Optional Redemption Date (specifying such date if applicable); and

(ii) the date after which the Notes will be redeemable at the Company’s option will be changed (which date shall not be earlier than the First Optional Redemption Date) and the Redemption Price or Prices.

Any such elections made by the Company pursuant to clauses (a) through (j) shall, upon Successful completion of a Remarketing, automatically apply and come into effect in respect of the Notes as of the Remarketing Settlement Date and any such elections made by the Company pursuant to clause (k) in connection with a Failed Remarketing shall come into effect in respect of the Notes upon the announcement by the Company that the Final Remarketing is a Failed Remarketing.

If the Company elects to remarket the Notes as floating rate Notes pursuant to clauses (h) and (i), the notice delivered pursuant to this Section 3.2 must be delivered at least 21 days prior to the first

SUPPLEMENTAL INDENTURE

day of the first Remarketing Period and shall be irrevocable with respect to such election and the Company must remarket the Notes as floating-rate notes in all subsequent Remarketings and the Company will not be permitted to remarket the Notes as fixed-rate Notes.

Section 3.3 Reset of Interest Rate in Connection with Remarketings and Related Changes in Terms.

(a) As part of and in connection with each Remarketing, the Remarketing Agent shall determine the Reset Rate or Reset Spread on the Notes, subject to Section 3.3(b) through (e), pursuant to the Remarketing Agreement and in accordance with the other provisions of this ARTICLE III, that will apply to all Notes (whether or not sold in the Remarketing) if such Remarketing is Successful for each Interest Period or portion thereof commencing on or after such Remarketing Settlement Date, subject to the following provisions and limitations:

(i) in connection with a Remarketing that is not a Final Remarketing, (A) if the Notes are remarketed as fixed rate notes, the Reset Rate may not exceed the Fixed Rate Reset Cap and (B) if the Notes are remarketed as floating rate notes, the Reset Spread may not exceed the Floating Rate Reset Cap;

(ii) the interest rate on the Notes may not at any time be less than 0% per annum and may not exceed the maximum rate, if any, permitted by applicable law; and

(iii) if (A) the interest rate on the Notes is not a fixed rate or a Qualified Floating Rate, (B) interest on the Notes is not unconditionally payable at intervals of no more than one year through the remaining term of the Notes, or (C) the Redemption Price of the Notes is not their principal amount (disregarding a customary call premium that is fixed or objectively determinable based on a Qualified Floating Rate), then the Company shall have received a written opinion of Sullivan & Cromwell LLP or other nationally recognized tax counsel experienced in such matters to the effect that the discussion contained in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Consequences” is materially correct, taking into account all of the terms of the Notes following the Remarketing.

(b) If the Remarketing has been determined to be Successful in accordance with Section 3.5(a), by approximately 4:30 P.M., New York City time, on the date of such Successful Remarketing, the Remarketing Agent shall notify the Company, the Collateral Agent, the Custodial Agent, the Property Trustee (on behalf of the Issuer Trust) and the Trustee that the Remarketing was Successful and the Reset Rate or Reset Spread determined as part of such Remarketing in accordance with this ARTICLE III.

(c) If a Remarketing is Successful, then commencing with the related Remarketing Settlement Date the interest rate on the Notes shall be reset to the rate, determined in accordance with this ARTICLE III pursuant to such Remarketing and the other changes, if any, in the terms of the Notes as notified by the Company pursuant to Section 3.2, shall become effective in accordance with this ARTICLE III.

(d) If a Remarketing other than the Final Remarketing is not Successful:

(i) no Notes will be sold in such Remarketing;

(ii) the interest rate will remain unchanged unless and until it is reset pursuant to a subsequent Remarketing in accordance with this ARTICLE III;

(iii) the other changes, if any, in the terms of the Notes, as notified by the Company pursuant to Section 3.2 (other than clause (k) thereof), shall not become effective; and

SUPPLEMENTAL INDENTURE

(iv) the Company and the Remarketing Agent shall attempt another Remarketing during the next Remarketing Period.

(e) Upon the occurrence of a Failed Remarketing:

(i) no Notes will be sold in such Remarketing and no further attempts at Remarketing shall be made;

(ii) the interest rate will remain unchanged and the Notes will continue to bear interest at the interest rate otherwise in effect, payable on the dates set forth in the Notes, subject to Section 2.5(b);

(iii) the other changes, if any, in the terms of the Notes as notified by the Company pursuant to clauses (a) through (j) of the second sentence of Section 3.2, shall not become effective;

(iv) the Stated Maturity Date and early Redemption Date for the Notes will change in accordance with clause (k) of the second sentence of Section 3.2, as applicable;

(v) in the case of Notes corresponding to Normal PPS and Trust Common Securities, such Notes will be applied in satisfaction of the Issuer Trust’s obligations under Stock Purchase Contracts in accordance with the Collateral Agreement; and

(vi) in the case of Notes corresponding to Capital PPS, such Notes will be returned to the Custodial Agent in accordance with the Collateral Agreement.

Section 3.4 Early Remarketing.

If an Early Settlement Event occurs prior to the Stock Purchase Date, the Remarketing Periods shall be the 30-day period beginning on the next January 21, April 21, July 21 or October 21 that is at least 30 days after the occurrence of such Early Settlement Event, and concluding with the earlier to occur of the fifth such Remarketing and a Successful Remarketing; provided that in the case of an Early Settlement Event of the type described in clause (v) of the definition of such term, there shall be only one Remarketing Period and the Reset Rate or Reset Spread shall not be subject to the Fixed Rate Reset Cap or Floating Rate Reset Cap, as the case may be, and if the Remarketing conducted on such date is not Successful, it shall be a Failed Remarketing and the Stock Purchase Date shall be the next succeeding March 26, June 26, September 26 or December 26 (or if such day is not a Business Day, the next Business Day).

Section 3.5 Company Announcements.

(a) If by 4:00 .M., New York City time, on any Business Day during a Remarketing Period the Remarketing Agent has found buyers for all of the Notes offered in the Remarketing in accordance with this ARTICLE III, the Remarketing shall be deemed to have been a “Successful” Remarketing. In the event of a Successful Remarketing, the Company shall issue a press release through Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was Successful and specifying the Reset Rate or Reset Spread and shall post such information on its website on the World Wide Web.

(b) If, by 4:00 P.M., New York City time, on the last day of any Remarketing Period the Remarketing Agent is unable to find buyers for all of the Notes offered in such Remarketing, including any Remarketing that would qualify as a Final Remarketing, in accordance with this ARTICLE III, an “Unsuccessful” Remarketing shall be deemed to have occurred. In the event of an Unsuccessful

SUPPLEMENTAL INDENTURE

Remarketing, the Company shall issue a press release through PR Newswire, Bloomberg Business News or other reasonable means of distribution stating that such Remarketing was an Unsuccessful Remarketing, and publish such information on its website on the World Wide Web.

(c) If on any Business Day during a Remarketing Period other than the last day thereof the Company has determined to postpone the Remarketing until the next Business Day.

Section 3.6 Supplemental Indenture.

Notwithstanding any provision of the Indenture to the contrary, the Company and the Trustee may enter into a supplemental indenture without the consent of any Holder of the Notes to reflect any modifications to the terms of the Notes pursuant to the terms of this ARTICLE III and to provide for the exchange of the Notes for Notes in the form reflecting such modifications and adopted pursuant to such supplemental indenture.

ARTICLE IV

EXPENSES

Section 4.1 Expenses.

In connection with the offering, sale and issuance of the Notes to the Issuer Trust on behalf of the Issuer Trust and in connection with the sale of the Trust Securities by the Issuer Trust, the Company, in its capacity as borrower with respect to the Notes, shall:

(a) pay all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under this Supplemental Indenture in accordance with the provisions of this Supplemental Indenture; and

(b) be responsible for and shall pay all debts and obligations (except for any amounts owed to holders of the PPS in their respective capacities as holders) and all costs and expenses of the Issuer Trust (including, but not limited to, costs and expenses relating to the organization, maintenance and dissolution of the Issuer Trust), the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses (including reasonable counsel fees and expenses) of the Property Trustee, the Delaware Trustee, the Administrative Trustees, the Securities Registrar, and the Paying Agent, the costs and expenses relating to the operation of the Issuer Trust, including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Issuer Trust assets and the enforcement by the Property Trustee of the rights of the Holders of the Notes.

The Company’s obligations under this Section 4.1 shall be for the benefit of, and shall be enforceable by, any person to whom such debts, obligations and costs are owed (a “Creditor”) whether or not such Creditor has received notice hereof. Any such Creditor may enforce the Company’s obligations under this Section 4.1 directly against the Company and the Company irrevocably waives any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other Person before proceeding against the Company. The Company agrees to execute such additional agreements as may be necessary or desirable in order to give full effect to the provisions of this Section 4.1.

SUPPLEMENTAL INDENTURE

ARTICLE V

FORM OF NOTE

Section 5.1 Form of Notes.

The Notes are to be substantially in the following form and shall bear any legend required by Article Two of the Indenture:

THESE NOTES ARE NOT DEPOSITS OR OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

No. _________________	Principal Amount:
Issue Date:

WELLS FARGO & COMPANY

REMARKETABLE 7.50% JUNIOR SUBORDINATED NOTE DUE 2044

WELLS FARGO & COMPANY, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _________________, or registered assigns, the principal sum of _____________ Dollars (or such other amount reflected in the Schedule of Increases and Decreases attached hereto) on March 26, 2044 or such earlier date as may be specified by the Company following a Remarketing (such date is hereinafter referred to as the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from May 19, 2008, or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for (subject to deferral as set forth herein), semi-annually in arrears on March 26 and September 26 of each year, commencing September 26, 2008, and on the Stock Purchase Date in the event of a Failed Remarketing if not otherwise an Interest Payment Date, at the rate of 7.50% per annum (or after the Remarketing Settlement Date at such rate per annum as may be established in the Remarketing), until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment. The amount of interest payable for any period less than a full Interest Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Minneapolis, Minnesota or Wilmington, Delaware, are permitted or required by any applicable law to close. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the 10th day of the month in which such Interest Payment Date falls (whether or not a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not

SUPPLEMENTAL INDENTURE

inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If the principal amount hereof or any portion of such principal amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity Date) or if interest due hereon (or any portion of such interest), is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law and to the extent not paid in Additional Subordinated Notes, bear interest at the rate then borne by this Note for the applicable Interest Period, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.

The Company shall have the right at any time during the term of this Note to defer payment of interest on this Note, at any time or from time to time, for up to seven years with respect to each deferral period (each, an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid (together with Additional Interest thereon to the extent permitted by applicable law); provided that any Extension Period shall end on an Interest Payment Date and no Extension Period shall extend beyond the Stated Maturity of the principal of this Note; provided, further, that during any such Extension Period, the Company shall not, and shall not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank or make any payments under any guarantee that ranks, upon liquidation, pari passu with the Notes (including this Note, “Parity Securities”) or any debt security of the Company that ranks junior to the Notes, except that in connection with a Failed Remarketing the Company may pay interest on the Notes in Additional Subordinated Notes and may repurchase Notes in exchange for Preferred Stock or (iii) make any guarantee payments with respect to any guarantee by the Company that ranks junior to the Guarantee (other than (a) any repurchase, redemption or other acquisition of shares of capital stock of the Company in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or stockholder purchase plan, or (3) the issuance of capital stock of the Company, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Extension Period; (b) any exchange, redemption or conversion of any class or series of the capital stock of the Company or of any of its Subsidiaries for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock; (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (d) any declaration of a dividend in connection with a stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption or repurchase of rights pursuant thereto; (e) any payment by the Company under the Guarantee regarding the Issuer Trust; (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; (g) any payment of current or deferred interest in respect of Parity Securities that is made pro rata to the amounts due on such Parity Securities (including this Note) and any payments of principal or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or (h) any payment of interest on Parity Securities (including the Notes) in additional Parity Securities (including any Additional Subordinated Notes) and any repurchase of Parity Securities (including the Notes) in exchange for preferred stock (including the Preferred Stock), in each case in accordance with a Failed Remarketing or similar event). Prior to the termination of any such Extension

SUPPLEMENTAL INDENTURE

Period, the Company may further extend the deferral period, provided that no Extension Period shall exceed seven years, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the last sentence of this paragraph, no interest shall be due and payable during an Extension Period except at the end thereof. If an Extension Period is in effect on the Stock Purchase Date and there is a Failed Remarketing, then the Company will pay the Holder of Notes that are Pledged Notes the deferred interest on the Stock Purchase Date in junior subordinated notes (“Additional Subordinated Notes”) that (i) have a principal amount equal to the aggregate amount of deferred interest as of the Stock Purchase Date, (ii) mature on the later of March 26, 2017 and seven years after the commencement of such Extension Period, (iii) bear interest at a rate per annum equal to the rate of interest originally in effect on the Notes, (iv) are subordinate and rank junior in right of payment and upon liquidation to all of the Company’s Senior Debt on the same basis as the Notes and (v) are redeemable by the Company at any time prior to their stated maturity; and the restrictions set forth in the first sentence of this paragraph shall remain in effect until the Company has paid in full all amounts outstanding under such Additional Subordinated Notes.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than 10 days before the date of the interest payment.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Debt, and this Note is issued subject to the provisions of the Indenture with respect thereto; provided that the Company may elect in connection with any Remarketing after the fourth Remarketing attempt (or after the first Remarketing attempt in connection with an Early Remarketing (as described on the reverse hereof)) at any time effective on or after the Remarketing Settlement Date, that the indebtedness evidenced by this Note shall cease to be subordinate and junior in right of payment to the prior payment in full of all Senior Debt. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

SUPPLEMENTAL INDENTURE

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

WELLS FARGO & COMPANY

By:
CHAIRMAN, VICE CHAIRMAN,
PRESIDENT OR VICE PRESIDENT

Attest: _________________________

  SECRETARY OR ASSISTANT SECRETARY

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Officer

SUPPLEMENTAL INDENTURE

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized issue of Debt Securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under the Indenture, dated as of August 1, 2005 (herein called the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, National Association (the “Trustee”), as amended and supplemented by the Fourth Supplemental Indenture, dated as of May 19, 2008 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. By terms of the Indenture, the Debt Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in other respects provided in the Indenture.

All terms used in this Note that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of May 19, 2008 (the “Trust Agreement”), for Wells Fargo Capital XIII among Wells Fargo & Company, as Depositor, the Issuer Trustees named therein and the several Holders of the Trust Securities, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be; provided, however, in the event different meanings are assigned in the Indenture and the Trust Agreement, the meanings in the Indenture shall control.

The Company may at any time, at its option, on or after March 26, 2017, and subject to the terms and conditions of Article Eleven of the Base Indenture and Section 2.6 of the Fourth Supplemental Indenture, redeem this Note in whole at any time or in part from time to time, without premium or penalty, at a redemption price equal to 100% of the principal amount hereof plus accrued and unpaid interest including Additional Interest, if any to the Redemption Date.

Prior to the Stock Purchase Date, the Company may redeem all, but not less than all, of the Notes upon the occurrence of a Capital Treatment Event, Investment Company Event, Rating Agency Event or Tax Event. After the Stock Purchase Date and prior to March 26, 2017, the Company may also redeem all, but not less than all, of the Notes upon the occurrence of an Capital Treatment Event, Investment Company Event or Tax Event. The Redemption Price for the Notes redeemed pursuant to this paragraph will be 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest through the Redemption Date, in the case of any redemption in connection with a Capital Treatment Event or Investment Company Event, and the greater of 100% of the principal amount Notes to be redeemed and the applicable Make-Whole Amount, plus accrued and unpaid interest through the Redemption Date, in the case of any redemption in connection with a Rating Agency Event or Tax Event.

No sinking fund is provided for the Notes.

This Note shall be remarketed as provided in the Indenture. In connection therewith, the Company may change the Stated Maturity Date, the date after which this Note may be redeemed in whole or in part prior to the Stated Maturity Date at the option of the Company, the rate of interest payable on this Note, the Interest Payment Dates, the manner of calculating interest on this Note and certain other provisions of the Notes, all as set forth in the Indenture and without the consent of any Holder of this Note.

Section 403 of the Base Indenture shall not apply to the Notes. For the avoidance of doubt, Section 401 of the Base Indenture shall apply to the Notes.

SUPPLEMENTAL INDENTURE

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. In addition, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the entire principal amount and all accrued but unpaid interest of all the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that, in the case of Notes issued to and held by Wells Fargo Capital XIII, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes fails to declare the entire principal and all accrued but unpaid interest of all the Notes to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Capital PPS and (if such declaration occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS shall have and may exercise such right by a notice given in writing to the Company and the Trustee. Upon any such declaration, such amount of the principal of and the accrued but unpaid interest on all the Notes shall become immediately due and payable, provided that the payment of principal and interest on the Notes shall remain subordinated to the extent provided in Article Eighteen of the Base Indenture except to the extent otherwise determined in connection with an Early Remarketing. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest (including Additional Interest), if any, on this Note shall terminate. So long as the Property Trustee holds any Notes, including this Note, the Property Trustee may not, without obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Capital PPS and (if prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS, considered together as a single series: (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for the Notes, or execute any trust or power conferred on the Trustee with respect to the Notes; (ii) waive any past default that is waivable under the Indenture; (iii) exercise any right to rescind or annul a declaration that the principal of any of the Notes is due and payable; or (iv) consent to any amendment, modification or termination of the Indenture or this Note, where such consent by the Holders of the Notes shall be required. If a consent under the Indenture would require the consent of each Holder of Notes affected thereby, no such consent may be given by the Property Trustee without the prior consent of each holder of Capital PPS and (if prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS.

If any Notes (including this Note) are held by the Property Trustee, a holder of Capital PPS or (if such non-payment occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) Normal PPS may institute a direct action against the Company if the Company fails to make interest or other payments on the Notes when due, taking into account any Extension Period. A direct action may be brought without first (i) directing the Property Trustee to enforce the terms of the Notes or (ii) suing the Company to enforce the Property Trustee’s rights under the Notes.

SUPPLEMENTAL INDENTURE

This right of direct action cannot be amended in a manner that would impair the rights of the holders of the Capital PPS and (if such amendment occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date) the Normal PPS thereunder without the consent of all such holders.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agree to treat for United States Federal income tax purposes (i) the Notes as indebtedness of the Company, (ii) the stated interest on the Notes as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Notes as described under “Certain U.S. Federal Income Tax Consequences — Taxation of the Notes” in the Prospectus Supplement, and (iii) the Note as a separate security from the Stock Purchase Contracts, except in each case to the extent a different treatment is specifically required by the Internal Revenue Service pursuant to a final determination.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities referred to in the within mentioned Indenture.

SUPPLEMENTAL INDENTURE

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Note on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES AND DECREASES

The following increases or decreases in this Note have been made:

Amount of increase in Principal Amount of Notes evidenced by this Note	Amount of decrease in Principal Amount of Notes evidenced by this Note	Principal Amount of Notes evidenced by this Note following such decrease or increase	Signature of authorized signatory of Securities Registrar

SUPPLEMENTAL INDENTURE

ARTICLE VI

ORIGINAL ISSUE OF NOTES

Section 6.1 Original Issue of Notes.

Notes in the aggregate principal amount of $2,500,100,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an authenticating agent for authentication, and the Trustee or an authenticating agent shall thereupon authenticate and deliver said Notes in accordance with a Company Order.

Section 6.2 Calculation of Original Issue Discount.

If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Debt Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE VII

SUBORDINATION

Section 7.1 Subordination.

The subordination provisions of Article Eighteen of the Indenture shall apply to the Notes; provided that for the purposes of the Notes (but not for the purposes of any other Debt Securities unless specifically set forth in the terms of such Debt Securities), (i) Senior Debt shall also include debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with the Company, that is, directly or indirectly, a financing vehicle of the Company in connection with the issuance by such entity of capital securities or other similar securities except to the extent, in the case of any such securities or guarantees issued after the date hereof, the instrument creating those obligations provides that they are not superior in right of payment to the Notes and (ii) Senior Debt shall exclude trade accounts payable and accrued liabilities arising in the ordinary course of business. Not in limitation of the foregoing, the Notes shall rank junior to debt securities issued under the Indenture dated August 30, 1999 between the Company and The Bank of New York Trust Company, N.A. (as successor in interest to The First National Bank of Chicago). The Notes will rank equally in right of payment with any pari passu securities. “Pari passu securities” means (a) the junior subordinated debentures and guarantees issued by the Company in connection with the $750 million capital securities issued by Wells Fargo Capital X, the $1,000 million capital securities issued by Wells Fargo Capital XI and the $1,575 million capital securities issued by Wells Fargo Capital XII and (b) debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by such entity of capital securities or other similar securities to the extent, in the case of any such securities or guarantees issued after the date hereof, the instrument creating those obligations provides that they rank pari passu with the Notes.

Section 7.2 Company Election to End Subordination.

The Company may elect, at any time effective on or after the Remarketing Settlement Date in connection with any Remarketing after the fourth Remarketing attempt (or after the first Remarketing

SUPPLEMENTAL INDENTURE

attempt in connection with an Early Remarketing), that its obligations under the Notes shall cease to be subordinated obligations, in which case the provisions of Article Eighteen of the Indenture and Section 2.5(b) shall thereafter no longer apply to the Notes. The Company shall give the Trustee and each Paying Agent notice of any such election not later than the effective time, and shall promptly issue a press release through Bloomberg Business News or other reasonable means of distribution.

Section 7.3 Extension of Rights, Privileges, etc.

Anything contained herein or in the Indenture to the contrary notwithstanding, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 8.2 Separability.

In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.3 Benefit of Supplemental Indenture.

Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 8.4 No Representations by Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

Section 8.5 Effectiveness.

This Supplemental Indenture will become effective upon its execution and delivery.

Section 8.6 Successors and Assigns.

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SUPPLEMENTAL INDENTURE

Section 8.7 Further Assurances.

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 8.8 Effect of Recitals.

The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any authenticating agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 8.9 Ratification of Indenture.

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 8.10 Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.11 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SUPPLEMENTAL INDENTURE

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

WELLS FARGO & COMPANY

By:	/s/ Barbara S. Brett
Name: Barbara S. Brett
Title: Senior Vice President and Assistant Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Sharon K. McGrath
Name: Sharon K. McGrath
Title: Vice President

SUPPLEMENTAL INDENTURE